Exhibit 10.18

2011 Stock Incentive Plan – Stock Option Agreement (Non-statutory)

1.           Grant of Option.  PDF Solutions, Inc., a Delaware corporation (the “Company”), has authorized the grant to the person (“Optionee”) to whom this Agreement is delivered and who is named in the Notice of Stock Option Grant or online Grant Summary (as applicable, the “Notice”), an option (the “Option”) to purchase the total number of shares of Common Stock (the “Shares”) set forth in such Notice, at the exercise price per Share set forth in the Notice (the “Exercise Price”) subject to the terms, definitions and provisions of the 2011 Stock Incentive Plan (the “Plan”), which is incorporated in this Stock Option Agreement (the “Agreement”) by reference.  Unless otherwise defined in this Agreement or the Notice, the terms used in this Agreement shall have the meanings defined in the Plan.  This Option is intended to be a Non-statutory Stock Option.

(a)           Vesting. This Option is only exercisable before it expires and then only with respect to the vested portion of the Option. This Option will vest according to the vesting schedule in the Notice (the “Vesting Schedule”).  If Optionee takes a leave of absence, the Company may, at its discretion, suspend vesting during the period of leave to the extent permitted under applicable local laws, rules and regulations.

(b)           Acceptance; Cancellation. Optionee acknowledges that by electronically accepting the Option (or instructing the Company in writing to record such acceptance with its designated third-party broker), Optionee agrees to be bound by all terms applicable to the Option, as set forth in this Agreement and the Plan.  Optionee must expressly accept the terms and conditions of the Option as set forth in the Notice, the Stock Option Agreement and the Plan by electronically accepting the Agreement within ninety (90) calendar days after the Company first makes the Notice available to Optionee. If Optionee does not accept this Option in the manner instructed by the Company, this Option may be cancelled by the Company in its discretion.

2.           Exercise of Option. This Option shall be exercisable during its term in accordance with the Vesting Schedule set forth in the Notice and with the applicable provisions of the Plan as follows:

(a)           Right to Exercise.

(i)           This Option may not be exercised for a fraction of a share.

(ii)           In the event of Optionee’s termination of Service, Optionee may exercise this Option as set forth in Section 4 below, and subject to the limitations contained in this Section 2.  Optionee is responsible for keeping track of these exercise periods following the termination Service for any reason.  The Company will not provide further notice of such periods.

(iii)           In no event may this Option be exercised after the Expiration Date set forth in the Notice.

Stock Option Agreement (continued)

(b)           Method of Exercise.

(i)           This Option shall be exercisable by (1) completing the proper “Notice of Exercise” form provided by the Company or its designated broker, which shall state Optionee’s election to exercise this Option, the number of Shares in respect of which this Option is being exercised, and such other representations and agreements as may be required by the Company pursuant to the provisions of the Plan, or (2) following the Company’s designated broker’s policies and procedures, as applicable.  Such notice shall be delivered to the Company or its designated broker by such means as are determined by the Company, in its discretion, or its designated broker, as applicable, to constitute adequate delivery.  The notice shall be accompanied by payment of the aggregate Exercise Price for the purchased Shares.

(ii)           As a condition to the exercise of this Option and as further set forth in Section 6 of this Agreement and Section 13 of the Plan, Optionee agrees to make adequate provision for all federal, state or other applicable tax, withholding, required deductions or other payments, including any income tax, social taxes or insurance contributions, payroll tax, payment on account or other tax items related to Optionee’s participation in the Plan and legally applicable to Optionee (“Tax-Related Items”) which arise upon the grant, vesting or exercise of this Option, or disposition of Shares, whether by withholding, direct payment to the Company, or otherwise, as determined by the Company in its sole discretion.

(iii)           The Company is not obligated, and will have no liability for failure, to issue or deliver any Shares upon exercise of this Option unless such issuance or delivery would comply with all applicable laws, rules and regulations, with such compliance determined by the Company in consultation with its legal counsel.  This Option may not be exercised until such time as the issuance of such Shares upon such exercise or the method of payment of consideration for such Shares would constitute a violation of any applicable laws, rules or regulations, including any applicable U.S. federal or state securities laws or any other law or regulation, including any rule under Part 221 of Title 12 of the Code of Federal Regulations as promulgated by the Federal Reserve Board.  As a condition to the exercise of this Option, the Company may require Optionee to make any representation and warranty to the Company as may be required by applicable laws, rules or regulations.  Assuming such compliance, for income tax purposes the Shares shall be considered transferred to Optionee on the date on which this Option is exercised with respect to such Shares.

(iv)           Subject to compliance with all applicable laws, rules and regulations, this Option shall be deemed to be exercised upon receipt by the Company of the appropriate notice of exercise accompanied by the Exercise Price and the satisfaction of any applicable obligations described in Section 2(b)(ii) above.

3.           Method of Payment.  Payment of the Exercise Price shall be by any of the following, or a combination of the following, at the election of Optionee and in accordance with, and to the extent permitted by, applicable laws, rules and regulations: (a) cash, (b) check, or (c) Cashless Exercise.

Stock Option Agreement (continued)

4.           Termination of Relationship.  Following the date of termination of Optionee’s Service for any reason (the “Termination Date”), Optionee may exercise this Option only as set forth in this Agreement, including Section 2 and this Section 4 and vesting will not extended by any notice period mandated under local law (e.g., active Service would not include any period of “garden leave” or similar period pursuant to local law). The Company shall have the exclusive discretion to determine when an Optionee is no longer actively providing Service for purposes of this Option.  If Optionee does not exercise this Option within the termination periods set forth below, this Option shall terminate in its entirety.  In no event, may this Option be exercised after the Expiration Date as set forth in the Notice.

(a)           General Termination.  In the event of termination of Optionee’s Service other than as a result of Optionee’s Disability or death or Optionee’s termination for Cause, Optionee may, to the extent Optionee is vested in the Option Shares, exercise this Option within 90 days after the Termination Date.

(b)           Termination upon Disability of Optionee. In the event of termination of Optionee’s Service as a result of Optionee’s Disability, Optionee may, but only within 6 months following the Termination Date, exercise this Option to the extent Optionee is vested in the Option Shares.

(c)           Death of Optionee.  In the event of termination of Optionee’s Service as a result of Optionee’s death, or in the event of Optionee’s death within 30 days following Optionee’s Termination Date unless for Cause, this Option may be exercised at any time within 6 months following the Termination Date, or if later, 6 months following the date of death by any beneficiaries designated in accordance with Section 4(d) of the Plan or, if there are no such beneficiaries, by the Optionee’s estate, or by a person who acquired the right to exercise the Option by bequest or inheritance, but only to the extent Optionee is vested in the Option Shares.

(d)           Termination for Cause.  In the event of termination of Optionee’s Service for Cause, this Option shall immediately terminate in its entirety upon first notification to Optionee of such termination for Cause.  If Optionee’s Service is suspended pending an investigation of whether Optionee’s Service will be terminated for Cause, all Optionee’s rights under this Option, including the right to exercise this Option, shall be suspended during the investigation period.

5.           Non-Transferability of Option. This Option shall not be anticipated, assigned, attached, garnished, optioned, transferred or made subject to any creditor’s process, whether voluntarily or involuntarily or by operation of law. Notwithstanding the foregoing, should the Optionee die while holding this Option, then this Option shall be transferred in accordance with Optionee’s will or the laws of descent and distribution.

6.           Responsibility for Taxes.

(a)           Optionee authorizes the Company and/or the Optionee’s employer (the “Employer”) or their respective agents, at their discretion, to satisfy any obligations related to Tax-Related Items by one or a combination of the following: (1) withholding all applicable Tax-Related Items from Optionee’s wages or other cash compensation paid to Optionee by the Company and/or the Employer; (2) withholding from proceeds of the sale of Shares acquired upon exercise of the Option either through a voluntary sale (specifically including where this Option is exercised in accordance with Section 3(c) above) or through a mandatory sale arranged by the Company (on Optionee’s behalf pursuant to this authorization); or (3) withholding of Shares that would otherwise be issued upon exercise of the Option. To avoid financial accounting charges under applicable accounting guidance, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding rates or may take any other action required to avoid financial accounting charges under applicable accounting guidance. Finally, Optionee must pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of Optionee’s participation in the Plan or Optionee’s purchase of Shares that cannot be satisfied by the means previously described. The Company may refuse to honor the exercise and refuse to issue or deliver the Shares or the proceeds of the sale of the Shares if Optionee fails to comply with Optionee’s obligations in connection with the Tax-Related Items as described in this Section 6(a).

Stock Option Agreement (continued)

(b)           Regardless of any action the Company or the Employer takes with respect to any or all Tax-Related Items, Optionee acknowledges that the ultimate liability for all Tax-Related Items is and remains Optionee’s responsibility and may exceed the amount actually withheld by the Company or the Employer. Optionee further acknowledges that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Option, including the grant, vesting or exercise of the Option, the subsequent sale of Shares acquired pursuant to such exercise and the receipt of any dividends; and (2) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Option to reduce or eliminate Optionee’s liability for Tax-Related Items or achieve any particular tax result. Further, if Optionee becomes subject to taxation in more than one jurisdiction between the Date of Grant and the date of any relevant taxable event, Optionee acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

7.           Authorization to Release and Transfer Necessary Personal Information.

(a)           Optionee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Optionee’s personal information as described in this Agreement by and among, as applicable, the Employer, and the Company and its Parent, Subsidiaries and Affiliates for the exclusive purpose of implementing, administering and managing Optionee’s participation in the Plan.

(b)           Optionee understands that the Company and the Employer may hold certain personal information about Optionee, including, but not limited to, Optionee’s name, home address and telephone number, date of birth, social insurance number (or any other social or national identification number), salary, nationality, job title, residency status, any Shares or directorships held in the Company, details of all options or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding (the “Data”) for the purpose of implementing, administering and managing the Optionee’s participation in the Plan. Optionee understands that Data may be transferred to the Company or any of its Parent, Subsidiaries or Affiliates, or to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in Optionee’s country or elsewhere, including outside the European Economic Area, and that the recipient’s country (e.g., the United States) may have different data privacy laws and protections than Optionee’s country. Optionee understands that Optionee may request a list with the names and addresses of any potential recipients of the Data by contacting Optionee’s local human resources representative. Optionee authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purposes of implementing, administering and managing Optionee’s participation in the Plan, including any requisite transfer of such Data to a broker or other third party assisting with the administration of the Option under the Plan or with whom Shares acquired pursuant to these Options or cash from the sale of such Shares may be deposited. Furthermore, you acknowledge and understand that the transfer of the Data to the Company or any of its Parent, Subsidiaries or Affiliates, or to any third parties is necessary for your participation in the Plan.

Stock Option Agreement (continued)

(c)           Optionee understands that Data will be held only as long as is necessary to implement, administer and manage Optionee’s participation in the Plan. Optionee understands that Optionee may, at any time, view the Data, request additional information about the storage and processing of the Data, require any necessary amendments to the Data or refuse or withdraw the consents herein by contacting Optionee’s local human resources representative in writing. Optionee further acknowledges that withdrawal of consent may affect Optionee’s ability to vest in or realize benefits from the Options, and Optionee’s ability to participate in the Plan.  For more information on the consequences of Optionee’s refusal to consent or withdrawal of consent, Optionee understands that Optionee may contact Optionee’s local human resources representative.

8.           No Entitlement or Claims for Compensation.

(a)           Optionee’s rights, if any, in respect of or in connection with this Option or any other Award are derived solely from the discretionary decision of the Company to permit Optionee to participate in the Plan and to benefit from a discretionary Award. The Plan may be amended, suspended or terminated by the Company at any time, unless otherwise provided in the Plan and this Agreement. By accepting this Option, Optionee expressly acknowledges that there is no obligation on the part of the Company to continue the Plan and/or grant any additional Awards to Optionee or benefits in lieu of Options or any other Awards even if Options have been granted repeatedly in the past. All decisions with respect to future Option grants, if any, will be at the sole discretion of the Company.

(b)           This Option and the Shares subject to the Option are not intended to replace any pension rights or compensation and are not to be considered compensation of a continuing or recurring nature, or part of Optionee’s normal or expected compensation, and in no way represent any portion of Optionee’s salary, compensation or other remuneration for any purpose, including but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments, and in no event should be considered as compensation for, or relating in any way to, past services for the Company, the Employer or any Parent, Subsidiary or Affiliate. The value of the Option and the Shares subject to the Option are an extraordinary item that do not constitute compensation of any kind for services of any kind rendered to the Company, the Employer or any Parent, Subsidiary or Affiliate and which are outside the scope of Optionee’s written employment agreement (if any).

Stock Option Agreement (continued)

(c)           Optionee acknowledges that he or she is voluntarily participating in the Plan.

(d)           Neither the Plan nor this Option or any other Award granted under the Plan shall be deemed to give Optionee a right to remain an Employee, Contractor or director of the Company, a Parent, Subsidiary or an Affiliate. The Employer reserves the right to terminate the Service of Optionee at any time, with or without cause, and for any reason, subject to applicable laws, the Company’s Articles of Incorporation and Bylaws and a written employment agreement (if any).

(e)           The grant of the Option and Optionee’s participation in the Plan will not be interpreted to form an employment contract or relationship with the Company, the Employer or any Parent, Subsidiary or Affiliate.

(f)           The future value of the underlying Shares is unknown and cannot be predicted with certainty. If the underlying Shares do not increase in value, the Option will have no value. If Optionee exercises the Option and obtains Shares, the value of the Shares acquired upon exercise may increase or decrease in value, even below the Exercise Price. Optionee also understands that neither the Company, nor the Employer or any Parent, Subsidiary or Affiliate is responsible for any foreign exchange fluctuation between the Employer’s local currency and the United States Dollar that may affect the value of this Option.

(g)           In consideration of the grant of the Option, no claim or entitlement to compensation or damages shall arise from forfeiture of the Option resulting from termination of Optionee’s Service by the Company or the Employer (for any reason whatsoever and whether or not in breach of local labor laws) and Optionee irrevocably releases the Company and the Employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, Optionee shall be deemed irrevocably to have waived Optionee’s entitlement to pursue such claim.

(h)           Optionee agrees that the Company may require Options granted hereunder be exercised with, and the Option Shares held by, a broker designated by the Company.

(i)           Optionee agrees that his or her rights hereunder (if any) shall be subject to set-off by the Company for any valid debts the Optionee owes to the Company.

(j)           The Option and the benefits under the Plan, if any, will not automatically transfer to another company in the case of a merger, take-over or transfer of liability.

Stock Option Agreement (continued)

9.           Effect of Agreement.  Optionee acknowledges receipt of a copy of the Plan and represents that he or she is familiar with the terms and provisions thereof (and has had an opportunity to consult counsel regarding the Option terms), and hereby accepts this Option and agrees to be bound by its contractual terms as set forth herein and in the Plan.  Optionee hereby agrees to accept as binding, conclusive and final all decisions and interpretations of the Company regarding any questions relating to this Option.  In the event of a conflict between the terms and provisions of the Plan and the terms and provisions of the Notice and this Agreement, the Plan terms and provisions shall prevail.

10.           Imposition of Other Requirements.  The Company reserves the right to impose other requirements on Optionee’s participation in the Plan, on the Option and on any Award or Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with applicable laws, rules and regulations or facilitate the administration of the Plan.  Optionee agrees to sign and or accept any additional agreements or undertakings that may be necessary to accomplish the foregoing.  Furthermore, Optionee acknowledges that the laws of the country in which Optionee is working at the time of grant, vesting and exercise of the Option or the sale of Shares received pursuant to this Agreement (including any rules or regulations governing securities, foreign exchange, tax, labor, or other matters) may subject Optionee to additional procedural or regulatory requirements that Optionee is and will be solely responsible for and must fulfill.

11.           Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to Optionee’s current or future participation in the Plan by electronic means or to request Optionee’s consent to participate in the Plan by electronic means. Optionee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

12.           Miscellaneous.

(a)           Governing Law and Forum.  This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of California, without giving effect to principles of conflicts of law.  For purposes of litigating any dispute that may arise directly or indirectly from this Agreement, the parties hereby submit and consent to litigation in the exclusive jurisdiction of the State of California and agree that any such litigation shall be conducted only in the courts of California or the federal courts for the United States for the Northern District of California and no other courts.

(b)           Entire Agreement; Enforcement of Rights.  This Agreement, together with the Notice and the Plan, sets forth the entire agreement and understanding of the parties relating to the subject matter herein and therein and merges all prior or contemporaneous discussions between the parties.  Except as contemplated under the Plan, no modification of, or amendment to, this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in writing signed by the parties to this Agreement.  The failure by either party to enforce any rights under this Agreement shall not be construed as a waiver of any rights of such party.

Stock Option Agreement (continued)

(c)           Severability.  If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith.  In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of this Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of this Agreement shall be enforceable in accordance with its terms.

(d)           Notices.  Any notice required or permitted under the terms of this Agreement shall be in writing and shall be deemed sufficient when delivered personally or sent by confirmed email, telegram, or fax or forty-eight (48) hours after being deposited in the mail, as certified or registered mail, with postage prepaid, and addressed to the Company at the Company’s principal corporate offices or to you at the address maintained for you in the Company’s records or, in either case, as subsequently modified by written notice to the other party.

(e)           Language. If this Agreement or any other document related to the Plan is translated into a language other than English and the meaning of the translated version is different from the English version, the English version will take precedence.

(f)           Appendix. Notwithstanding any provisions in this Agreement, the Option shall be subject to any special terms and conditions set forth in any Appendix to this Agreement for Optionee’s country of residence. Moreover, if Optionee relocates to one of the countries included in the Appendix, the special terms and conditions for such country will apply to Optionee, to the extent the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan. The Appendix constitutes part of this Agreement.

(g)           Successors and Assigns.  The rights and benefits of this Agreement shall inure to the benefit of, and be enforceable by the Company’s successors and assigns.  The rights and obligations of Optionee under this Agreement may not be assigned without the prior written consent of the Company.

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PLEASE PRINT AND KEEP A COPY FOR YOUR RECORDS

Stock Option Agreement (Non-statutory) – Appendix A

This Appendix A includes additional specific terms that apply if Optionee is resident in a non-U.S. country.  This Appendix A, including any documents incorporated herein, is part of the Stock Option Agreement to which it is attached (the “Agreement”) and contains terms and conditions material to participation in the Plan.  Unless otherwise provided below, capitalized terms used but not defined herein shall have the same meanings assigned to them in the Plan and the Agreement.

Optionee understands and agrees that the Company is not responsible for any foreign exchange fluctuations between Optionee’s local currency and the U.S. Dollar that may affect the value of the Company’s Shares or liable for any decrease in the value of the Shares.  Optionee understands and agrees that any cross-border remittance made to exercise this Option or transfer proceeds receive upon the sale of Shares must be made through a locally authorized financial institution or registered foreign exchange agency and may require Optionee to provide to such to such financial institution or agency certain information regarding the transaction.

China

This Option is also subject to the terms and conditions outlined in the separate China Addendum and Internal Control Policy, both of which are incorporated herein and form part of this Agreement.  By accepting this Award, Optionee acknowledges that he or she, as applicable, understands and agrees to the terms and conditions of the China Addendum and Internal Control Policy.

Italy

Optionee is currently not permitted to exercise this Option via a cash purchase exercise method.  Optionee may be required to report on annual tax returns the transfer abroad in excess of EUR 10,000 that is not delivered by an authorized Italian bank.

Data Privacy Notice

Pursuant to Legislative Decree no. 196/2003, the Controller of personal data processing and the Company’s representative in Italy for privacy purposes is PDF Solutions, Inc. Sede Secondaria in Italia, with registered offices at Piazza Meda 3, Milano 20100 Italy.  By accepting this Award, Optionee also agrees to the following:

“I understand that data processing related to the purposes specified in this Agreement shall take place under automated or non-automated conditions, anonymously when possible, that comply with the purposes for which data are collected and with confidentiality and security provisions as set forth by applicable laws and regulations, with specific reference to Legislative Decree no. 196/2003.

Appendix A to Stock Option Agreement (continued)

The processing activity, including the communication and transfer of my data abroad, including outside of the European Union, as herein specified and pursuant to applicable laws and regulations, does not require my consent thereto as the processing is necessary for the performance of contractual obligations related to the implementation, administration and management of the Plan.  I understand that the use of my data will be minimized where it is not necessary for the implementation, administration and management of the Plan.  I further understand that, pursuant to Section 7 of the Legislative Decree no. 196/2003, I have the right to, including but not limited to, access, delete, update, ask for rectification of my data and stop, for legitimate reason, the data processing.  Furthermore, I am aware that my data will not be used for direct marketing purposes.”

Japan

If Optionee is issued or transfer Shares with a value that exceeds ¥100,000,000, Optionee must file a report with the Ministry of Finance through the Bank of Japan within twenty (20) days of receiving the Shares (provided, however, that if you acquire the Shares through a financial instruments firm in Japan, this requirement will not apply).  In addition, if Optionee is a resident of Japan and make or receive any cross-border payment of more than ¥30,000,000, Optionee should file a report with the Minister of Finance via the Bank of Japan within ten (10) days.  Please note that the timing and reporting requirement may vary depending on whether the relevant transaction is made through a bank in Japan; Optionee is advised to consult his or her, as applicable, advisor to confirm the precise requirements applicable to Optionee.

Korea

Exchange control laws require Korean residents who realize US $500,000 or more from the sale of Shares or the receipt of any dividends to repatriate the proceeds to Korea within eighteen (18) months of the sale or the receipt of the dividends, as applicable.  However, separate sales may be deemed a single sale if the sole purpose of such separate sales was to avoid a sale exceeding the US $500,000 threshold.

Singapore

This offer of a Option and the underlying Shares shall be made available only to an employee of the Company or its Affiliates, in reliance of the prospectus exemption set out in section 173(1)(f) the Securities and Futures Act (Chapter 289) of Singapore. In addition, Optionee agrees, by acceptance of this offer, not to sell any Shares within six (6) months of the date of grant.   Please note that neither this Restricted Stock Agreement nor any other document or material in connection with this offer of an Option and the Shares has been or will be lodged, registered or reviewed by any regulatory authority in Singapore.  Optionee should not treat the contents of this document as advice relating to legal, taxation or investment matters and are advised to exercise caution in relation to the offer and to consult his or her, as applicable, own professional adviser(s) concerning the contents of this Agreement.

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Appendix A to Stock Option Agreement (continued)

Taiwan

The Plan is not registered in Taiwan with the Securities and Futures Bureau and is not subject to the securities laws of Taiwan. Optionee may acquire and remit foreign currency (including proceeds from the sale of Shares) into Taiwan up to US $5,000,000 per year. Remittance of funds for the exercise of Options should be made through an authorized foreign exchange bank.

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